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                                                                    EXHIBIT 5.1

                    [LETTERHEAD OF LOCKE LIDDELL & SAPP LLP]

April 19, 2002


Carreker Corporation
4055 Valley View Lane, Suite 1000
Dallas, Texas  75244

Ladies and Gentlemen:

         We have acted as special counsel to Carreker Corporation, a Delaware corporation ("Carreker"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Carreker with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering from time to time by selling stockholders of up to 1,282,214 shares of common stock, par value $0.01 per share, of Carreker (the "Common Stock").

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including, without limitation, Carreker's Restated Certificate of Incorporation, Carreker's Amended & Restated Bylaws, and the Registration Statement. In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of Carreker or its representatives or officers.

         Based upon the foregoing, we are of the opinion that the aforementioned shares of Common Stock are validly issued, fully paid and non-assessable.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

         We are admitted to the bar in the State of Texas, and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws on the opinions stated herein.

         The opinions expressed herein are as of the date hereof and are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change with respect to any matter set forth herein.

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         We hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

                                 Very truly yours,

                                 LOCKE LIDDELL & SAPP LLP


                                 By:  /s/ John B. McKnight
                                    -------------------------------------------
                                 Name:  John B. McKnight